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                                                                    EXHIBIT 99.5

                        LETTER TO STOCKHOLDERS OF RECORD

                                  GENTEK INC.

                            3,371,592 COMMON SHARES
                      INITIALLY OFFERED PURSUANT TO RIGHTS
                         DISTRIBUTED TO STOCKHOLDERS OF
                                  GENTEK INC.

Dear Stockholders:

     This letter is being distributed to all holders of Common Stock (the 'Common Stock') of record on January 24, 2000 (the 'Record Date'), of GenTek Inc. ('GenTek'), in connection with a distribution of rights (the 'Rights') to acquire additional shares of Common Stock (the 'Shares'), at a subscription
price of $        per Share as described in the Prospectus dated January 25,
2000.

     Each beneficial owner of shares of the Common Stock is entitled to receive
0.20 Rights for each share of Common Stock owned as of the Record Date, and to purchase one (1) share of Common Stock for each Right held. No fractional Rights have been granted; if a fractional Right would have been calculated for a holder as a result of the ratio described above, the number of Rights granted to such holder has been rounded up to the nearest whole Right.

     Enclosed are copies of the following documents:

     1. The Prospectus;

     2. The Subscription Warrant;

     3. The 'Instructions as to Use of GenTek Inc. Subscription Warrant' (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

     4. A Notice of Guaranteed Delivery for Subscription Warrants issued by GenTek Inc.; and

     5. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Subscription Agent.

     Your prompt action is requested. The Rights will expire at 5:00 P.M., New York City time, on February 14, 2000, unless extended by GenTek (the 'Expiration Date').

     To exercise the Rights, a properly completed and executed Subscription Warrant (or Notice of Guaranteed Delivery) and payment in full for all of the Rights exercised must be delivered to ChaseMellon Shareholder Services, L.L.C. as indicated in the Prospectus prior to 5:00 P.M., New York City time, on the Expiration Date.

     Additional copies of the enclosed materials may be obtained from ChaseMellon Consulting Services, L.L.C., at 450 W. 33rd Street, 14th Floor, New York, NY 10001. You may call ChaseMellon Consulting Services, L.L.C. toll free at 1(888) 566-9477.

                                          Very truly yours,

                                          GENTEK INC.